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                                 EXHIBIT 10.15
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                              CONSULTING AGREEMENT

     This Agreement is made this 24th day of April, 1998 between OPEN SYSTEM TECHNOLOGIES, INC., a Delaware corporation ("Open System"), and O. JACK ANDERSON ("Consultant") under the following circumstances:

          A. Consultant is the founder, President and Chief Executive Officer, and sole stockholder of Open System;

          B. Pursuant to a Stock Purchase Agreement of even date herewith (the "Purchase Agreement"), Osage Systems Group, Inc., a Delaware corporation ("Osage"), is purchasing all of the outstanding capital stock of Open System from Consultant;

          C. Upon the terms and conditions set forth below, Open System desires to have available to it, and Consultant is willing to provide to Open System, advice and assistance in connection with planning for the continued growth and development of its business, the maintenance and enhancement of its relationships with major customers and suppliers, the development and evaluation of its personnel, and the resolution of any transition issues that arise in connection with the change in ownership of Open System ("Consulting Services");

     NOW, THEREFORE, the parties agree as follows:

     1. Engagement of Consultant. Open System hereby engages Consultant to perform the Consulting Services and Consultant hereby agrees to render the Consulting Services to Open System upon the terms and conditions of this Agreement. Consultant shall render the Consulting Services from time to time as the Board of Directors of Open System may reasonably request. The Consulting Services shall be rendered at such places or locations as Consultant desires, but Consultant shall, when requested by Open System, be available to participate in person in conferences and meetings involving subjects within the scope of the Consulting Services, provided that Consultant is given reasonable notice of the dates, times, and locations of such meetings and conferences. Consultant has no obligation to work any particular hours or days, but is only obligated to be available to render the Consulting Services when requested by Open System. Open System agrees that, without the consent of Consultant, the number of days during which Consultant shall be requested to perform Consulting Services will not exceed 15 days per calendar month during the first six calendar months of this Agreement and 10 days per calendar month during the last six calendar months of this Agreement.

     2. Relationship Between Parties. Consultant's relationship to Open System during the term of this Agreement is that of independent contractor. Consultant is in no respect an

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agent, employee or legal representative of Open System and shall have no power or authority to bind Open System or to assume or create any obligation or responsibility, express or implied, on behalf of or in Open System's name. Consultant shall not sign Open System's name to any instrument for any purpose.

     3. Term. This Agreement shall commence on the date first above written and shall expire on the first annual anniversary date of such date unless earlier terminated as provided in Section 8 hereof.

     4. Compensation. Open System shall pay Consultant a consulting fee of $50,004, payable in 12 monthly payments of $4,167, with the first payment being due and payable on May 15, 1998 and an additional payment being due on the 15th day of each succeeding month until a total of 12 payments have been made.

     5. Expenses. Upon submission of receipts or other supporting documentation, Open System shall reimburse Consultant for all reasonable and necessary business expenses properly incurred in performing services for Open System pursuant to this Agreement. Reasonable expenses would include, for example, the cost of coach airfare if Consultant is requested to perform Consulting Services at a particular location and Consultant is not otherwise in the area on the dates when the Consulting Services are requested to be rendered.

     6. Retiree Medical Coverage. During the 12 month period beginning May 1, 1998, retiree medical coverage, in the form of coverage under the group health plan provided to active employees of Open System, shall be provided to Consultant and his eligible dependents, the cost of such coverage during such initial 12 month period to be paid in its entirety by Open System; provided, however that such coverage may take into account Medicare coverage to which Consultant or any of his eligible dependents may be entitled during such initial 12 month period. For the 12 month period beginning May 1, 1999, Consultant may elect to continue to receive such retiree medical coverage for himself and his eligible dependents; provided, however, that during such second 12 month period, Consultant shall pay the entire premium cost for such coverage or, if the Open System group health plan is then self-insured, the estimated premium cost of such coverage if said group health plan were an insured plan.

     7. Office. During the term of this Agreement, Open System shall provide Consultant an office at Open System's headquarters in Pompano Beach, Florida similar to the office provided to him immediately prior to his sale of stock to Osage pursuant to the Purchase Agreement.

     8. Return of Property. Upon termination of this Agreement, Consultant shall immediately surrender and turn over to Open System all books, forms, records, customer's lists and all other papers and writings relating to Open System and its affiliates and all other property belonging to Open System and its affiliates which he may have in his possession, it being understood and agreed that the same are the sole property of Open System; provided, however, that this provision shall not be construed to include personal items of Consultant.


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     9.   Termination.  This Agreement may be terminated as follows:

          (a) By Consultant upon 90 days prior notice to Open System given any time after August 31, 1998;

          (b)  By Open System immediately upon written notice in the event of
     (i) Consultant's material breach of any of his obligations under this Agreement or (ii) any dishonest or criminal act or fraud by Consultant; and

          (c) Immediately upon the death of Consultant; provided, however, that in the event of Consultant's death, Open System shall continue to pay the compensation due under Section 3 of this Agreement for a period of four months to Consultant's spouse, or if his spouse does not survive him, to his estate.

     10. Assignment of Benefit. This Agreement shall be binding upon and assignable by, and inure to the benefit of, Open System, its successors and assigns. This Agreement is personal to Consultant and shall not be assigned by him but shall inure to the benefit of and be enforceable by Consultant's executors, administrators, successors, heirs, distributees, devisees and legatees in the event of Consultant's death.

     11. Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally or when deposited in the United States Mail, certified and with proper postage prepaid, addressed as follows:

          If to Open System:

          Open System Technologies, Inc.
          441 South State Road 7, Suite #1
          Pompano Beach, Florida 33068
               Attention: President

          If to Consultant:

          O. Jack Anderson
          1560 S.E. 14th Court
          Deerfield Beach, Florida 33441

     Any party may change the address to which notices or other communications are to be directed to it by giving notice of such change to the other party in the manner provided in this Paragraph 11.


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     12. Waiver. No waiver or any breach of any provision of this Agreement shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Agreement.

     13. Governing Law. This Agreement shall be construed in accordance with and the legal relations between the parties shall be governed by the laws of the State of Florida as applicable to agreements executed and fully performed in the State of Florida.

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.


                                        "Open System"

                                        OPEN SYSTEM TECHNOLOGIES, INC.


                                        By /s/ Jack Leadbeater
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                                        Title CEO
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                                        "Consultant"


                                        /s/ O. Jack Anderson
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                                        O. Jack Anderson




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